EXHIBIT 3.2

Chapman and Cutler LLP
320 South Canal Street
Chicago, Illinois 60606

June 9, 2025

Guggenheim Funds Distributors, LLC

227 West Monroe Street

Chicago, Illinois 60606

The Bank of New York Mellon

240 Greenwich Street, 22W Floor

New York, New York 10286

Re: Guggenheim Defined Portfolios, Series 2499

Equity & Income Portfolio of CEFs, Series 58
Strategic Income Portfolio, Series 122

Ladies/Gentlemen:

We have acted as counsel for Guggenheim Funds Distributors, LLC, depositor of Guggenheim Defined Portfolios, Series 2499 (the “Fund”), in connection with the issuance of units of fractional undivided interest in the Fund (the “Units”), under a trust agreement dated June 9, 2025 (the “Indenture”) among Guggenheim Funds Distributors, LLC, as sponsor (the “Sponsor”), as depositor (the “Depositor”) and evaluator (the “Evaluator”), and The Bank of New York Mellon, as trustee (the “Trustee”). The Fund is comprised of the following unit investment trusts: Equity & Income Portfolio of CEFs, Series 58 and Strategic Income Portfolio, Series 122 (the “Trusts”). This opinion applies only to the Trusts. Holders of beneficial interests in a Trust are referred to herein as the “Unitholders.”

In this connection, we have examined the registration statement and the prospectus for the Fund (the “Prospectus”), the Indenture, and such other instruments and documents, as we have deemed pertinent (the “Transaction Documents”). For purposes of this opinion, we are assuming that the Trusts will at all times be operated in accordance with the Indenture and the Prospectus and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trusts at all times in accordance with the Indenture and the Prospectus or failure to comply fully at all times with the terms of the Indenture could result in tax treatment different from that described below.

You have informed us, and we are assuming, that the assets of the Trusts will consist of portfolios as set forth in the Prospectus. All of the assets of the Trusts constitute the “Trusts Assets.” You have not requested us to examine, and accordingly we have not examined, any of the Trusts Assets and express no opinion as to the Federal or state income tax treatment thereof.

The Transaction Documents include certain representations by the Depositor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. Such representations include, without limitation, that: (i) the Trusts will acquire and hold the Trusts Assets solely for the account of the Unitholders; (ii) the activities of the Trusts will consist of the investment of funds in the Trusts Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trusts Assets and temporary reinvestment of proceeds under limited and specified circumstances; and (iii) the Trusts have not and will not (a) establish an office, (b) hire employees, or (c) conduct any acts not permitted by the Indenture.

Based upon the foregoing and assuming the accuracy of the aforementioned representations and assumptions on the date hereof as well as continuing satisfaction of such representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable:

(i) We are of the opinion that, under existing United States Federal income tax law, the Trusts are not associations taxable as corporations for Federal income tax purposes but will be classified as grantor trusts and will be governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the “Code”).

(ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the respective Trust under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trusts Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E of Part I of subchapter J of chapter 1 of the Code, income of the Trusts will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trusts Assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each of the Trusts Asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trusts Assets.

(iii) Although the discussion in the Prospectus under the heading “Taxes” does not purport to discuss all possible United States Federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States Federal income tax matters. In this regard, please note that (a) we have not examined any of the Trusts Assets and we are therefore unable to express an opinion, and we express no opinion as to the Federal income tax treatment thereof and (b) the discussion under “Taxes” depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

(iv) Based solely upon the existing laws of the State of New York and The City of New York, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that:

(a) The Trusts will not be subject to the New York State franchise tax imposed on domestic and foreign corporations by Article 9-A of the New York State Tax Law.

(b) The Trusts will not have taxable income subject to the New York State personal income tax imposed by Article 22 of the New York State Tax Law.

(c) The Trusts will not be subject to the unincorporated business tax imposed by Section 11-503 of the Administrative Code of The City of New York (the “Administrative Code”).

(d) The Trusts will not be subject to the general corporation tax imposed by The City of New York on domestic and foreign corporations under Section 11-603 or 11-653 of the Administrative Code (the “City Corporate Tax”).

(e) The Trusts will not have taxable income subject to the personal income tax imposed by The City of New York under Section 11-1701 of the Administrative Code.

Our opinion is based on the Code, the New York State Tax Law, the Administrative Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in such laws, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, the New York state or city taxing authorities nor a court of law, and has no official status of any kind. The Internal Revenue Service, the New York state or city taxing authorities or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States Federal, state, local or foreign law.

The Committee on Legal Opinions of the American Bar Association promulgated the “Third-Party Legal Opinion Report, Including the Legal Opinion Accord,” (the “ABA Guidelines”) in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-286601) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related Prospectus.

Very truly yours,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP